Scribe Therapeutics Reports Third Quarter 2026 Financial Results

and Recent Corporate Highlights

Listed on the Nasdaq Global Market under the ticker symbol “SCTX,” and raised capital to fund the initial clinical development of STX-1150, STX-1200, and STX-1400

Continued enrollment in first-in-human Phase 1 clinical trial of STX-1150, the Company’s epigenetic silencing therapy for LDL-C lowering, with initial clinical data expected in the first half of 2027

Expanded strategic collaboration with Sanofi, providing access to the Company’s ELXR silencing technology and further validating its platform innovation

Reinforced leadership in genetic medicines through presentations and a new publication highlighting advances across the Company’s cardiovascular pipeline and proprietary epigenetic silencing and gene-editing technologies

Cash, cash equivalents, and marketable securities of $174.2 million as of September 30, 2026, provide funding into the first half of 2029

ALAMEDA, Calif., November 12, 2026 – Scribe Therapeutics Inc. (“Scribe Therapeutics” or “the Company”) (Nasdaq: SCTX), a clinical-stage biotechnology company engineering purpose-built in vivo CRISPR technologies designed to extend healthy lifespan through disease prevention and durable therapeutic intervention, today reported financial results for the third quarter ended September 30, 2026, and provided recent corporate and pipeline updates.

During the third quarter, Scribe continued to build on the momentum generated by its successful initial public offering. The Company completed an upsized IPO, welcomed leading public healthcare investors to its shareholder base, and broadened analyst coverage, positioning the Company to execute against its long-term vision of developing durable genetic medicines for highly prevalent cardiometabolic diseases.

“This is a period of continued execution for Scribe, marked by the successful completion of our IPO and expansion of our collaboration with Sanofi to include the epigenetic silencing technology. Together, these milestones strengthen our foundation as we work to translate the potential of our technologies into meaningful medicines for patients," said Benjamin Oakes, Ph.D., co-founder and Chief Executive Officer of Scribe Therapeutics.

Pipeline Highlights

STX-1150: In vivo epigenetic silencing therapy for low-density lipoprotein cholesterol (LDL-C) lowering in ongoing Phase 1 clinical trial

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STX-1150 utilizes Scribe’s Epigenetic Long-term X Repressor (ELXR) technology to silence PCSK9, a genetically and clinically validated target for LDL-C lowering.

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STX-1150 is designed to address a major limitation of current LDL-C lowering approaches and is positioned to recapitulate the cardioprotective effects of human genetics.
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Current LDL-C lowering therapies are limited by poor persistence and adherence, with studies showing that 50% to 70% of patients discontinue treatment within one year.
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STX-1150 is designed to overcome these challenges by providing potent, ultra-long-lasting LDL-C reduction.
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STX-1150 aims to mimic the protective cardiovascular profile observed in individuals with naturally occurring PCSK9 loss-of-function variants, who have been reported to have 28% lower mean LDL-C levels and up to 88% lower coronary heart disease risk. By recapitulating the effects of this naturally occurring protection, STX-1150 has the potential to shift LDL-C management from burdensome chronic treatment to long-term prevention.

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Presented late-breaking data at the American Heart Association (AHA) Scientific Sessions 2026 meeting supporting STX-1150 for ultra-long-lasting LDL-C lowering after a single dose without permanently altering DNA.
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A single administration at a therapeutically relevant dose of 0.75 mg/kg demonstrated durable LDL-C reductions of greater than 50%, sustained for two years, with liver enzyme profiles comparable to saline controls in non-human primates (NHP).
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In an additional NHP study, re-dosing of STX-1150 enabled progressively greater LDL-C lowering while maintaining tolerability.

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First-in-human Phase 1 clinical trial of STX-1150, initiated in mid-2026, is ongoing. Clinical data expected in the first half of 2027.
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The Phase 1 study will evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of STX-1150 in adults with elevated low-density lipoprotein cholesterol and increased risk of atherosclerotic cardiovascular disease (ASCVD).
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Scribe anticipates reporting initial clinical data, including safety, tolerability, and LDL-C lowering activity, from the single ascending dose portion of the STX-1150 Phase 1 trial in the first half of 2027.

STX-1200: In vivo gene editing designed to provide curative lowering for patients with genetically elevated Lp(a)

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Presented data at the AHA Scientific Sessions 2026 meeting highlighting STX-1200, which targets LPA utilizing X-Editor (XE), Scribe’s highly engineered gene editing technology.
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STX-1200 is designed to lower lipoprotein(a) (Lp(a)) in patients with genetically elevated Lp(a) and associated ASCVD risk. In preclinical studies, STX-1200 surrogates achieved greater than 95% Lp(a) reduction in NHPs.

Corporate Highlights

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Nasdaq listing: The Company’s common stock began trading on the Nasdaq Global Market on July 24, 2026, under the ticker symbol “SCTX.” Scribe upsized its initial public offering and priced at the high end of the range. The Company also completed a concurrent private placement to Sanofi at the IPO price.

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Approximately $155.5 million in aggregate gross proceeds: Capital raised from the IPO, the full exercise of the underwriters’ option, and the concurrent private placement totaled $155.5 million before underwriting discounts, commissions, and offering expenses.

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Funding into the first half of 2029: Based on Scribe’s current operating plan, the Company believes its cash, cash equivalents, and marketable securities will be sufficient to fund its operating expenses and capital expenditure requirements into the first half of 2029.

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Expanded strategic collaboration with Sanofi to include Scribe’s ELXR epigenetic silencing technology: Scribe expanded its multi-year research collaboration with Sanofi, providing Sanofi access to Scribe’s proprietary ELXR epigenetic silencing technology in addition to its XE gene-editing technology and extending Sanofi’s nomination period for target selection under the license agreement.

Platform and Scientific Leadership

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Presented advances in ELXR epigenetic silencing technology demonstrating improvements in potency and specificity.
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At the European Society of Gene and Cell Therapy (ESGCT) Congress, Scribe presented findings demonstrating a novel approach to epigenetic silencing termed “sequential proofreading” that reduces unintended DNA methylation by 10-fold and enhances potency by at least 4-fold.
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These advances highlight ELXR’s differentiated potency and precision and underpin the Company's lead asset STX-1150, currently in the clinic for LDL-C lowering.
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New data highlight advances in industry-leading genome editing potency and specificity of the Company’s engineered XE gene-editing technology.
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The Company’s comprehensive and iterative molecular engineering approach transformed CRISPR-CasX, a naturally occurring bacterial immune system, into its highly engineered XE gene-editing technology for therapeutic development. This foundational work underpins the Company’s STX-1200 and STX-1400 programs and has contributed to the development of its clinical-stage STX-1150 program, demonstrating the broader applicability of Scribe’s engineered platforms for cardiovascular disease.
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The engineered XE technology exhibited >100-fold improvements in editing activity compared with naturally occurring CasX and demonstrated its ability to potently edit genes in vivo across muscle, eye, liver, and brain tissue.
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XE demonstrated the potential for a broader therapeutic window by achieving saturating editing across two distinct genomic targets in NHP liver, with no detectable off-target editing in primary human liver cells at 10-fold supersaturating doses.
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These findings demonstrate that XE is more potent at lower doses than comparable preclinical data from Cas9-based therapies that are now in clinical testing.
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A manuscript has been submitted to bioRxiv and will be available in the Publications section of the Company’s website once posted.

Third Quarter 2026 Financial Results

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Cash position: Cash, cash equivalents, and marketable securities were $174.2 million as of September 30, 2026, compared to $43.0 million as of June 30, 2026. The increase was primarily driven by approximately $140.2 million of net proceeds from the July 2026 IPO and concurrent private placement, partially offset by cash used in operations. Cash, cash equivalents, and marketable securities as of September 30, 2026, are expected to provide funding into the first half of 2029.
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Collaboration revenue: For the three months ended September 30, 2026, collaboration revenue totaled $1.6 million, compared to $1.9 million for the three months ended June 30, 2026. The decrease was primarily attributable to lower revenue recognized under the Eli Lilly collaboration due to lower reimbursable research and development activities incurred in the period.

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Research and development expenses: For the three months ended September 30, 2026, research and development expenses totaled $8.3 million, compared to $8.8 million for the three months ended June 30, 2026. The decrease was primarily attributable to lower employee-related and external research and development expenses and the recognition of grant funding from the California Institute for Regenerative Medicine (CIRM) as an offset to research and development expenses.
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General and administrative expenses: For the three months ended September 30, 2026, general and administrative expenses totaled $4.2 million, compared to $2.5 million for the three months ended June 30, 2026. The increase was primarily attributable to higher stock-based compensation expenseand increased professional services fees and other costs associated with operating as a public company.
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Net loss: For the three months ended September 30, 2026, net loss was $9.9 million, or $0.68 per basic and diluted share, compared to a net loss of $6.5 million for the three months ended June 30, 2026.

About Scribe Therapeutics Inc.

Scribe Therapeutics is a clinical-stage biotechnology company engineering CRISPR-based technologies into purpose-built in vivo genetic medicines designed to become standard of care treatments for patients suffering from highly prevalent diseases, starting with cardiometabolic disease. Leveraging its CRISPR by Design™ approach and nature’s blueprint for improved cardiovascular health, Scribe’s initial programs focus on addressing the key drivers of ASCVD such as elevated LDL-C, lipoprotein(a), and triglycerides. The company’s lead candidate, STX-1150, is a novel liver-targeted therapy designed to epigenetically silence the PCSK9 gene and reduce LDL-C levels without inducing permanent DNA changes. To broaden and accelerate the impact of its engineered CRISPR technologies for patients, Scribe has formed strategic collaborations with world-leading pharmaceutical companies including Sanofi and Eli Lilly. Co-founded by Nobel Prize winner Jennifer Doudna and backed by leading life sciences investors, Scribe is advancing scalable, transformative, and preventative genetic medicines with the goal of improving outcomes and democratizing access to the protective effects of beneficial human genetics. To learn more, visit www.scribetx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release, including statements regarding Scribe’s strategy, business plans and objectives; the therapeutic potential, safety, efficacy, durability, scalability and clinical or commercial prospects of Scribe’s product candidates and technologies; the design, initiation, enrollment, conduct, timing and results of preclinical studies and clinical trials; the timing of clinical data and other anticipated milestones; the advancement of STX-1150, STX-1200, STX-1400 and other programs; the expected use and benefits of CIRM funding; and Scribe’s expected cash runway and financial position are forward-looking statements. The words “aim,” “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “target,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements are based on management’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those described under the heading “Risk Factors” in Scribe’s filings with the U.S. Securities and Exchange Commission, including its final prospectus filed pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, and future reports that Scribe may file with the SEC. Except as required by law, Scribe undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect new information or the occurrence of unanticipated events.

Investor Contact:

Investor Relations, Scribe Therapeutics

ir@scribetx.com

Media Contact:

Thermal for Scribe Therapeutics

media@scribetx.com

SCRIBE THERAPEUTICS INC.
Statement of Operations
(in thousands, except share and per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Collaboration revenue	$1,636	$20,113	$5,787	$42,136
Operating expenses:
Research and development	8,259	14,421	28,386	44,297
General and administrative	4,239	3,531	10,084	12,863
Total operating expenses	12,498	17,952	38,470	57,160
Loss from operations	(10,862)	2,161	(32,683)	(15,024)
Interest income and other income, net	1,230	772	2,128	2,716
Interest expense	—	(598)	(875)	(1,795)
Change in fair value of Convertible Note	—	(539)	(1,585)	1,543
Net loss before provision for income taxes	(9,632)	1,796	(33,015)	(12,560)
(Provision for) / benefit from income tax	(231)	(324)	(672)	703
Net loss	$(9,863)	$1,472	$(33,687)	$(11,857)

SCRIBE THERAPEUTICS INC.
Selected Balance Sheet Items
(in thousands, except share and per share data) (Unaudited)

	September 30,	December 31,
	2026	2025
	(in thousands)
Cash, cash equivalents and investments	$174,230	$57,963
Total Assets	187,930	78,219
Total Liabilities	62,760	101,282
Total stockholders' equity / (deficit)	$125,170	$(143,419)